EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement Nos. 333-100070, 333-120657 and 333-162465 of QLT Inc. on Form S-8, No. 333-126606 on Form S-3, and No. 333-117342 on Form S-4 of our reports dated February 21, 2013, relating to the consolidated financial statements and financial statement schedule of QLT Inc. and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of QLT Inc. for the year ended December 31, 2012.

/s/ DELOITTE LLP

Independent Registered Chartered Accountants

Vancouver, Canada
February 21, 2013